EXHIBIT T3E(3)

DELTA FINANCIAL CORPORATION
OFFER TO EXCHANGE
91/2% SENIOR SECURED NOTES DUE 2004
AND WARRANTS
FOR ALL ISSUED AND OUTSTANDING

91/2% SENIOR NOTES DUE 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2000, UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF OLD NOTES (AS DEFINED BELOW) MUST TENDER THEIR OLD NOTES ON OR PRIOR TO THE EXPIRATION DATE AS DEFINED BELOW IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER (AS DEFINED BELOW).

November 20, 2000

TO THE HOLDERS OF 91/2% SENIOR NOTES DUE 2004 OF DELTA FINANCIAL CORPORATION:

            Delta Financial Corporation, a Delaware corporation ("Delta"), is offering, subject to the terms and conditions set forth in the enclosed offering circular dated November 20, 2000 (the "Offering Circular") and the accompanying letter of transmittal and consent dated November 20, 2000 (the "Letter of Transmittal and Consent"; and together with the Offering Circular, the "Exchange Offer"), to issue up to $150,000,000 aggregate principal amount of 91/2% Senior Secured Notes due 2004 (the "Secured Notes") and up to an aggregate of 1,590,000 warrants (the "Warrants") to subscribe for newly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Delta, in exchange for the entire aggregate principal amount of Delta's outstanding 91/2% Senior Notes due 2004 (the "Old Notes"). Subject to the terms and conditions of the Exchange Offer, Delta will issue $1,000 principal amount of Secured Notes and 10.6 Warrants for each $1,000 principal amount of Old Notes that are properly tendered and not withdrawn pursuant to the Exchange Offer. In addition, as part of the Exchange Offer, Delta is soliciting consents from the holders of the Old Notes to certain proposed amendments (the "Proposed Amendments") to the indenture governing the Old Notes. Holders desiring to accept the Exchange Offer must also consent to the Proposed Amendments.

            Holders of Old Notes that participate in the Exchange Offer will release and waive any and all claims or causes of action arising out of such holder's ownership of the Old Notes that such holder may have against Delta or any of Delta's subsidiaries, affiliates and stockholders.

            The Exchange Offer is subject to the satisfaction or waiver of certain conditions that are described in the Offering Circular under the caption "Background and Purpose of the Exchange Offer and Consent Solicitation--Terms of the Exchange Offer and Consent Solicitation."

Your attention is directed to the following: 1. The Offering Circular; 2. The Letter of Transmittal and Consent; and 3. The Notice of Guaranteed Delivery.

           Please read the Offering Circular and the other enclosed materials relating to the Exchange Offer carefully. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal and Consent and all other required documentation to The Bank of New York, the Exchange Agent for the Exchange Offer, at the address listed in the Offering Circular under the caption "Background and Purpose of the Exchange Offer and Consent Solicitation---The Exchange Agent."

           ANY QUESTIONS, REQUESTS FOR ASSISTANCE OR REQUESTS FOR COPIES OF THE OFFER MATERIALS SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AS SET FORTH BELOW:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005
Telephone: 1-888-242-8154 (Toll Free)

           Thank you for your cooperation regarding these matters.

Very truly yours,
DELTA FINANCIAL CORPORATION